Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2014 Results

Irvine, CA, March 24, 2015 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the year ended December 31, 2014.  For the year ended 2014, the Company reported a net loss of $6.3 million or $(0.68) per diluted common share, as compared to a net loss of $8.2 million or $(0.94) per diluted common share for the year ended 2013. For the quarter ended December 31, 2014, the Company reported a net loss of $2.2 million or $(0.23) per diluted common share, as compared to a net loss of $3.7 million or $(0.42) per diluted common share for the quarter ended December 31, 2013.  See below for a discussion about the acquisition of CashCall, Inc.’s residential mortgage operations in the first quarter of 2015.

Results of Operations
(in thousands)

	For the Three Months Ended			For the Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Revenues:
Gain on sale of loans, net	$9,060	$9,122	$7,908	$29,308	$57,188
Real estate services fees, net	3,447	3,243	4,855	14,729	19,370
Servicing income, net	813	913	1,311	4,586	4,240
Mark-to-market mortgage servicing rights	(1,576)	(998)	3,505	(5,116)	6,567
Other	20	195	120	1,682	1,004
Total revenues	11,764	12,475	17,699	45,189	88,369
Expenses:
Personnel expense	9,557	9,062	12,845	37,398	64,769
General, administrative and other	4,300	4,410	5,893	18,637	25,191
Total expenses	13,857	13,472	18,738	56,035	89,960
Other income (expense):
Net interest income (expense)	797	747	(121)	1,135	(86)
Change in fair value of long-term debt	(3,590)	—	(235)	(4,014)	(687)
Change in fair value of net trust assets	3,222	92	(1,301)	11,063	(3,678)
Total other (expense) income	429	839	(1,657)	8,184	(4,451)
Loss from continuing operations before income taxes	(1,664)	(158)	(2,696)	(2,662)	(6,042)
Income tax (benefit) expense	(100)	307	34	1,305	(1,031)
Net loss from continuing operations	(1,564)	(465)	(2,730)	(3,967)	(5,011)
Loss from discontinued operations, net of tax	(673)	(736)	(986)	(2,355)	(3,037)
Net loss	(2,237)	(1,201)	(3,716)	(6,322)	(8,048)
Net earnings attributable to noncontrolling interest	—	—	—	—	(136)
Net loss attributable to common stockholders	$(2,237)	$(1,201)	$(3,716)	$(6,322)	$(8,184)

Diluted loss per share	$(0.23)	$(0.13)	$(0.42)	$(0.68)	$(0.94)

For the fourth quarter of 2014, we recorded a net loss of $2.2 million as compared to a loss of $1.2 million for the third quarter of 2014 and net loss of $3.7 million for the fourth quarter of 2013.  With the exception of the mark-to-market (MTM) adjustment of the long-term debt, we continued to see a positive quarterly trend of improving results.  With the anticipated acquisition of CashCall Inc.’s mortgage operations, we expect to see a continued positive trend of profitably as discussed further below. As a result of the continued improvements in the real estate markets and performance of the residual interests in our long-term mortgage portfolio, we updated the assumptions on the net trust assets (residuals) resulting in an increase in the fair value of $3.2 million.  In the fourth quarter of 2014, we received cash flows of $2.3 million from our residual interests as compared to $2.0 million in the third quarter.

In 2014, we recorded a loss of $6.3 million as compared to a loss of $8.2 million in 2013.  The loss in 2014 was primarily associated with a MTM loss from mortgage servicing rights (MSRs), due primarily to lower interest rates, which cause d the estimated fair value of MSRs to decrease, an increase in the estimated fair value of long-term debt recorded in the fourth quarter of 2014, as a result of our improving financial conditions, and a loss from discontinued operations.  A decline in mortgage interest rates during 2014 resulted in a $5.1 million MTM loss from MSRs.  Additionally, due to the ongoing improvement of the Company’s financial condition, we updated the estimated fair value of long-term debt recording a $4.0 million expense in 2014.  Additionally, with the recent resolution of our legacy repurchase requests from Fannie Mae disclosed and described in previous findings, we recorded additional provisions of $1.1 million in 2014 up to the expected liability of the settlement with Fannie Mae, which is included in discontinued operations as well as a net loss of $824,000 in previously disclosed legal settlements, net of recoveries.  Gain on sale revenues declined primarily due to a decrease in margins and the sale of our retail mortgage origination branches at the end of 2013.  Related to these declines was a significant reduction in operating expenses.

Selected Operational Data

(in millions)

Originations
		%		%
Q4 2014	Q3 2014	Change	Q4 2013	Change
$1,108.9	$923.6	20%	$516.5	115%

		%
YE 2014	YE 2013	Change
$2,848.8	$2,548.4	12%

Mortgage Servicing Portfolio
		%		%
12/31/2014	9/30/2014	Change	12/31/2013	Change
$2,267.1	$1,247.7	82%	$3,128.6	-28%

Mortgage Servicing Rights
		%		%
12/31/2014	9/30/2014	Change	12/31/2013	Change
$24.4	$13.6	79%	$36.0	-32%

Key Components of Net Results for the Fourth Quarter of 2014

•                  Mortgage lending volumes increased in the fourth quarter of 2014 to $1.1 billion from $923.6 million in the third quarter of 2014 and $516.5 million in the fourth quarter of 2013, primarily due to the bulk purchases from CashCall Inc.

•                  Gain on sale of loans remained relatively flat in the fourth quarter of 2014 at $9.2 million as compared to $9.1 million in the third quarter of 2014, but increased as compared to $7.9 million in the fourth quarter of 2013.

•                  Gain on sale of loans margins decreased in the fourth quarter of 2014 to 83 bps, as compared to 99 bps in the third quarter of 2014, and 153 bps, in the fourth quarter of 2013 primarily associated with the higher concentration of correspondent mortgage volume, including bulk purchases of mortgage loans.  The decline is also attributed to a higher concentration of conventional loans which have a slightly lower margin than government loans.

•                  Mortgage servicing rights estimated fair value declined in the fourth quarter, resulting in a mark-to-market loss of $1.3 million compared to a $1.2 million loss in the third quarter, due to declining interest rates throughout the year.

•                  Mortgage servicing income decreased in the fourth quarter of 2014 to $813 thousand from $913 thousand in the third quarter of 2014 and decreased compared to $1.3 million in the fourth quarter of 2013.  The decline was due to the sale of mortgage servicing rights  in the second and third quarters of 2014.  Such sales generated $23.0 million in cash.

•                  Mortgage servicing rights decreased to $24.2 million at December 31, 2014 as compared to $36.0 million at December 31, 2013. The decrease is due to bulk sales of servicing rights totaling $3.3 billion in unpaid principal balance (UPB).

•                  Real estate services revenue increased to $3.4 million in the fourth quarter of 2014 as compared to $3.2 million in the third quarter of 2014, but decreased as compared to $4.9 million in the fourth quarter of 2013.   The decline in revenue is primarily due to the expected decline in the outstanding balance of the long-term mortgage portfolio which generates much of the revenue for our real estate services division.

•                  In our long-term mortgage portfolio, despite the decline in the outstanding balance of the portfolio, the residuals continue to generate better than expected cash flows of $2.3 million in the fourth quarter of 2014 and $9.9 million in 2014, as compared to $2.0 million in the third quarter of 2014 and $6.8 million in 2013.

Recent Developments

In January 2015, the Company, and its wholly-owned subsidiary, Impac Mortgage Corp. (IMC), entered into an Asset Purchase Agreement with CashCall, Inc. (CashCall) pursuant to which IMC agreed to purchase certain assets of CashCall’s residential mortgage operations.  A substantial portion of the purchase price for the CashCall mortgage operations will be based upon an earn-out from the division’s future net earnings.  CashCall’s residential mortgage operation, which includes the complete origination platform, systems and personnel, will operate as a separate division of IMC under the name CashCall Mortgage (CCM).  This division will operate as a centralized call center that utilizes a marketing platform to generate customer leads through the internet and call center loan agents.  With the addition of CCM we will have a scalable retail platform able to expand quickly and efficiently.  By using its marketing to generate internal leads, we expect CCM to be able to compete with some of the largest internet lenders across the nation.  In addition, we intend to leverage this same marketing platform to expand volumes of our new AltQM products, as well as FHA and VA products, and CCM will be able to leverage our state licenses to expand its national lending footprint.

Prior to 2015, CashCall was a correspondent seller from whom we purchased closed loans on a bulk basis.  In 2013, CashCall’s mortgage division was ranked by the Mortgage Bankers Association as the 31st largest residential mortgage originator with approximately $6.5 billion in total originations.  In the fourth quarter of 2014, CashCall’s mortgage division volume was approximately $800 million, most of which was sold to the Company as a correspondent seller.   As a centralized retail call center, loan applications are received and taken by loan agents directly from consumers and through the internet. After the acquisition of CCM, we expect our correspondent volume to initially decline but then steadily continue to grow month over month.  Our direct retail volume will increase significantly since CashCall will no longer be a correspondent seller as its mortgage operations will be part of the Impac Mortgage Corp. platform after the closing.

As expected, during the first quarter of this year we have seen a substantial increase in our mortgage origination volume.  We expect to fund over $2 billion in total originations during the first quarter of 2015, nearly doubling the $1.1 billion in originations for the fourth quarter of 2014.  This increase in volume was attributed to the additional volume from CCM and lower mortgage rates in the first quarter of 2015.  With the increased origination volume, we anticipate first quarter of 2015 pre-tax profitability to improve significantly over the fourth quarter of 2014.

We have significant NOL carry forwards from prior years. At December 31, 2014 and 2013, we have recognized a full valuation allowance against these NOL carry-forwards in our consolidated balance sheets.  However, as a result of the announced acquisition of the CashCall mortgage operations in the first quarter of 2015, we will reevaluate our ability to recognize a deferred tax asset which is expected to result in future tax benefits.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “The Company is excited about its acquisition of CashCall Inc’s mortgage lending division.  This acquisition provides the Company a highly profitable retail lending platform capable of originating $500 million monthly. With first quarter total Company originations projected to be over $2 billion, we believe we have taken a major step towards becoming a leading mortgage originator, once again.  Additionally, in the first quarter, we expect to realize tax benefits from our substantial NOL carry-forwards, which could result in first quarter earnings potentially making up for the entire loss in 2014.”

Conference Call

The Company will hold a conference call on April 1st, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (800) 406-5162, conference ID number 21765714, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  legal or regulatory proceedings or other matters that affect the timing or ability to complete the CashCall acquisition contemplated;  the possibility that the CashCall acquisition does not close; adverse effects on the Company’s stock price resulting from the completion of the acquisition; failure to achieve the benefits expected from the acquisition of CashCall’s mortgage lending operations, including an increase in origination volume generally and increase in the direct retail origination channel and ; costs and difficulties related to the integration of the business and operations with the Company’s operations; whether the completion of the transaction will have a positive effect on the Company’s profitability or the accretive effect on the Company’s earnings that it expects; unexpected costs, liabilities, charges or expenses resulting from the transaction, successful development, marketing, sale and financing of new mortgage products, including the non-Qualified Mortgage and conventional and government loan programs; ability to increase our market share in the various residential mortgage businesses; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, strategic relationships or otherwise;  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com